Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC
For more information contact	Equal Housing Lender
Nancy Gray, EVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Reports First Quarter 2007 Operating Results

COSTA MESA, Calif., May 3, 2007 (BUSINESS WIRE) — Pacific Mercantile Bancorp (NASDAQ: PMBC) today reported its results of operations for the first quarter ended March 31, 2007.

Overview

During the first quarter ended March 31, 2007, the Company’s income from continuing operations, which consist of our commercial banking business, declined by $284,000, or 15.1%, to $1.6 million, or $0.15 per diluted share, from $1.9 million, or $0.17 per diluted share, in the same quarter of 2006. That decline was primarily attributable to a reduction in net interest income of $388,000, or 4.8%, in this year’s first quarter that was due to an increase of $3.0 million, or 46%, in interest expense, partially offset by an increase of $2.6 million, or 18%, in interest income. As a result, our net interest margin declined to 3.07% in this year’s first quarter from 3.46% in the same quarter of 2006.

The increase in interest expense was primarily due to (i) a change in the mix of our deposits in this year’s first quarter to a higher proportion of time deposits and a lower proportion of core deposits, which are comprised of non-interest bearing demand deposits and lower cost savings and money market deposits, and to a lesser extent, increases in prevailing market rates of interest, which determine our costs of funds. The increase in interest income in this year’s first quarter was attributable primarily to an increase in loan volume and, to a lesser extent, the increase in prevailing market rates of interest which affect the interest that we are able to earn on loans and other interest earning assets.

We had no discontinued operations in this year’s first quarter, therefore net income for that quarter also totaled $1.6 million, or $0.15 per diluted share, as compared to net income of $1.8 million, or $0.16 per diluted share, in the first quarter of 2006, during which our results of operations included our discontinued securities brokerage business, which sustained a loss of $118,000, or $0.01 per diluted share in the first quarter of 2006. We sold that business in June 2006.

Raymond E. Dellerba, President and Chief Executive Officer, commenting on the Company’s first quarter operating results, stated that “the decline in income from continuing operations and net income in this year’s first quarter was attributable to management’s decision, in the second half of 2006, to grow commercial loan volume, primarily through the development of new customer and lending relationships, that would enable the Company to increase its sources of interest income over the longer term and to take advantage of increasing market rates of interest. To fund that loan growth, in the near term, we have had to increase the volume of more expensive time deposits, which was the primary cause of the decline in net interest income in this year’s first quarter. However, it is our objective to reduce our reliance on such deposits over the next 12 to 24 months by, among other things, growing our core deposits and, if we succeed in doing so, we expect to be able to achieve sustained increases in our net interest income, and, hence, also in our profitability in the future.”

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PMBC Release, May 3, 2007

Results of Continuing Operations

Net Interest Income. Net interest income, a primary measure of bank profitability, declined by $388,000, or 4.8%, to nearly $7.8 million in the first quarter of 2007, from $8.2 million in the first quarter of the prior year, which resulted in a decline in our net interest margin by 39 basis points to 3.07% from 3.46% in the first quarter of 2006. This decline was due, for the most part, to a $3.0 million or 46% increase in interest expense in first quarter of 2007 as compared to the first quarter of 2006, that was primarily attributable to (i) increases in the volume of time certificates of deposit, which were used to fund the increases in loans during the first quarter of 2007, and (ii) to a lesser extent, increases in market rates of interest which affected the interest we pay on our interest-bearing deposits and on our borrowings.

The increase in interest expense was partially offset by a $2.6 million, or nearly 18%, increase in interest income, which was primarily attributable to (i) a $53 million, or 8%, increase in loan volume to $729 million at March 31, 2007 from $676 million at March 31, 2006, and (ii) to a lesser extent, increases in prevailing market rates of interest to which the interest rates on our loans and other interest earning assets are tied.

Non-interest Income. Non-interest income increased by $77,000, or 28%, to $353,000 in the first quarter of 2007, from $276,000 for the same period in 2006, due primarily to an increase in the market value of our community reinvestment mutual fund.

Non-interest Expense. Non interest expense increased by $9,000, or 0.2%, to $5.1 million in the quarter ended March 31, 2007, as compared to the same quarter of 2006, despite the increase in loan volume that was attributable to the addition of loan officers and new marketing programs. However, due to the decrease in our revenues in this year’s first quarter, as compared to the first quarter of 2006, our efficiency ratio (operating expenses as a percentage of total revenues from continuing operations) was approximately 63% in this year’s first quarter, as compared to approximately 60% in the same quarter of 2006.

“Management continues to focus on controlling the growth rate of non-interest expense and has in place an infrastructure to support top line income growth,” said Nancy Gray, CFO. “As a result, if we succeed in growing our interest income and increasing net interest income in the future, we should see improvements in our efficiency ratio as well,” added Ms. Gray.

Discontinued Operations. As previously reported, in the second quarter of 2006 we sold our securities brokerage business and, accordingly, for financial reporting purposes that business was classified as discontinued operations in 2006. Since we were able to sell that business in the second quarter of 2006, those discontinued operations had no financial impact on our operating results in the first quarter of 2007 and also will not have any financial impact on our operating results during the remainder of 2007. By comparison, those discontinued operations sustained a loss of $118,000 in the first of quarter of 2006.

Balance Sheet Growth and Asset Quality

Loans and Assets. Loans (net of the allowance for loan losses) increased by $53 million, or 8%, to $729 million at March 31, 2007, from $676 million at March 31, 2006. This increase in loans contributed to a 10% increase in total assets to $1.1 billion at March 31, 2007, from $1.0 billion one year earlier.

“By continuing to closely monitor the mix of our loan portfolio, we have achieved added diversification to that portfolio, which, as of March 31, 2007, consisted of $243 million in commercial loans, and $256 million in commercial real estate loans, which included $ 158 million in owner-occupied commercial properties. We held $85 million in multi-family residential loans, which is a higher diversification, due to a multiple employer matrix.” Mr. Dellerba continued to say, “With only $61 million in single family residential, $11 million in home equity lines of credit, $52 million in construction loans, $20 million in land development and $7 million in consumer loans, the mix is representative of a very well-balanced loan portfolio for this economy.”

Deposits and Other Interest Bearing Liabilities. Deposits also increased, growing by $115 million, or 18%, to $740 million at March 31, 2007, from $625 million at March 31, 2006, primarily as a result of a $133 million, or 51%, increase in time deposits to $395 million at March 31, 2007, from $262 million at March 31, 2006. That increase in time deposits was primarily the result of a deposit marketing campaign that we began in the fourth quarter of 2005 primarily to provide us with an additional source of funding to grow our loan volume.

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PMBC Release, May 3, 2007

At March 31, 2007, our core deposits, consisting of non-interest bearing deposits and interest-bearing checking, savings, and money market deposits were $18 million or 5% lower, than at March 31, 2006. We believe that this decline was largely attributable to a shift of funds by depositors from non-interest bearing demand and lower yielding interest bearing deposit accounts to other higher yielding interest instruments and investments, such as time deposits and money market mutual funds, in response to increasing interest rates being offered on such instruments and investments.

Due primarily to the increase in time deposits, we were able to reduce our other interest bearing liabilities, which consist primarily of Federal Home Loan Bank borrowings that we have used to fund increases in loans and other earning assets and to manage interest rate risk, to $231 million at March 31, 2007 from $259 million at March 31, 2006.

Non-Performing Loans and Allowance for Loan Losses. Loans classified as non-performing, 90 days past due, or impaired totaled $4.4 million, or 0.6% of total loans outstanding, at March 31, 2007, as compared to $449,000, or 0.1% of total loans outstanding, at March 31, 2006. We had no restructured loans at March 31, 2007 or 2006. The allowance for loan losses totaled $5.8 million, or 0.79% of loans outstanding, at March 31, 2007, as compared to $5.3 million and 0.78%, respectively, at March 31, 2006. That increase in the allowance for loan losses was made in response to the increase in loan volume over the 12 months ended March 31, 2007, by making $1.2 million of provisions for possible loans losses between March 31, 2006 and March 31, 2007, including a provision of $300,000 in the quarter ended March 31, 2007, as compared to $225,000 in the quarter ended March 31, 2006.

Ms. Gray commented, “The increase in non-performing loans at March 31, 2007, as compared to March 31 last year, primarily represents three commercial loan relationships and one mortgage loan. However, these loans are well-collateralized, and adequate reserves are in place.”

About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its “click-to-mortar” combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.

The Bank operates four Orange County financial centers located, respectively, in the cities of Newport Beach, Costa Mesa, visible from the 405 and 73 Freeways, La Habra and San Juan Capistrano, our newly relocated South County financial center, visible from the 5 Freeway, which celebrated its grand opening on June 19th, 2006. In addition, we have two Los Angeles County financial centers located, respectively, in the cities of Beverly Hills and Long Beach; one San Diego County financial center, located in La Jolla; and one financial center serving the Inland Empire, visible from the 10 Freeway, in Ontario, California, which opened in June 2006. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

Forward-Looking Statements

This news release contains statements regarding our expectations, beliefs and views about our future financial performance and trends in our business or markets, which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Due to a number of risks and uncertainties to which our business is subject, our actual financial performance in the future may differ, possibly significantly, from our expected future financial performance as set forth in the forward-looking statements contained in this news release. These risks and uncertainties relate to such matters as, but are not limited to the following:

•

Possible increases in competition from other financial institutions, which could prevent us from increasing our loan volume or require us to reduce the interest rates we are able to charge on the loans we make or to increase the interest rates we must offer in order to attract or retain deposits.

•

Adverse changes in local or national economic conditions, which could lead to a decline in loan volume or an increase in loan delinquencies that would result in declines in our net interest income and in our net income.

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PMBC Release, May 3, 2007

•

Changes in Federal Reserve Board monetary policies which directly affect prevailing market rates of interest and, therefore, could cause increases in our costs of funds and affect the willingness or ability of customers to borrow money, which could result in reductions in loan demand and in our net interest income and, thereby, adversely affect our operating results.

•	The risk that decline in real property values in Southern California would result in deterioration in the performance of our loan portfolio.

•

The possible adverse impact on our operating results if we are unable to manage our growth or achieve profitability at new financial center locations, or if we are unable to successfully enter new markets or introduce new financial products or services that will gain market acceptance.

•	The risk that natural disasters, such as earthquakes or fires, which are not uncommon in Southern California, could adversely affect our operating results.

•	Our dependence on certain key officers for our future success, the loss of any of which could adversely affect our operating results.

•	Increased government regulation which could increase the costs of our operations or make us less competitive.

Certain of these, as well as other, risk factors and uncertainties are discussed in greater detail in the Company’s Annual Report on Form 10-K for its year ended December 31, 2006, filed with the Securities and Exchange Commission. Readers of this news release are urged to read the discussion of those risks and uncertainties that are contained in that Annual Report and are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of the date of this news release. The Company disclaims any obligation to update forward-looking statements whether as a result of new information, future events or otherwise.

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PMBC Release,

May 3, 2007

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share)

(Unaudited)

	Three Months Ended March 31,
	2007	2006	Percent Change
Total interest income	$17,160	$14,596	17.6%
Total interest expense	9,388	6,436	45.9%

Net interest income	7,772	8,160	(4.8)%
Provision for loan losses	300	225	33.3%

Net interest income after provision for loan losses	7,472	7,935	(5.8)%
Non-interest income
Service charges & fees on deposits	187	163	14.7%
Other non-interest income	166	113	46.9%

Total non-interest income	353	276	27.9%
Non-interest expense
Salaries & employee benefits	2,982	2,921	2.1%
Occupancy and equipment	982	961	2.2%
Other non-interest expense	1,137	1,210	(6.0)%

Total non-interest expense	5,101	5,092	0.2%

Income before income taxes	2,724	3,119	(12.7)%
Income tax expense	1,130	1,241	(8.9)%

Income from continuing operations net of taxes	1,594	1,878	(15.1)%
Income (loss) from discontinued operations, net of taxes	0	(118)	N/M

Net Income	$1,594	$1,760	(9.4)%

Net income(loss) per basic share:
Income from continuing operations	$0.15	$0.18
Income (loss) from discontinued operations	$0.00	$(0.01)

Net Income	$0.15	$0.17

Net income(loss) per diluted share:
Income from continuing operations	$0.15	$0.17
Income (loss) from discontinued operations	$0.00	$(0.01)

Net Income	$0.15	$0.16

Weighted average shares outstanding (in thousands)
Basic	10,325	10,188
Diluted	10,717	10,839
Ratios from continuing operations(1)
ROA	0.61%	0.78%
ROE	7.25%	9.49%
Efficiency ratio	62.94%	60.36%
Net interest margin (1)	3.07%	3.46%

(1)	Ratios and net interest margin for the three month periods ended March 31, 2007 and 2006 have been annualized.

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PMBC Release, May 3, 2007

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(Dollars in thousands, except share and book value data)

(Unaudited)

	March 31,		Percent Increase/(Decrease)
	2007	2006
ASSETS
Cash and due from banks	$16,241	$16,739	(3.0)%
Fed funds sold	96,300	26,500	263.4%
Interest bearing deposits	198	341	(41.9)%
Investments	244,069	265,911	(8.2)%
Loans (net of allowance of $5,821 and $5,339, respectively)	729,349	675,691	7.9%
Investment in unconsolidated trust subsidiaries	837	837	0.0%
Other assets	17,875	18,067	(1.1)%

Total Assets	$1,104,869	$1,004,086	10.0%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$190,536	$193,631	(1.6)%
Interest bearing deposits
Interest checking	22,006	29,932	(26.5)%
Savings/money market	133,043	139,872	(4.9)%
Certificates of deposit	394,603	261,727	50.8%

Total interest bearing deposits	549,652	431,531	27.4%

Total deposits	740,188	625,162	18.4%
Other borrowings	238,405	264,537	(9.9)%
Other liabilities	8,418	6,382	31.9%
Junior subordinated debentures	27,837	27,837	0.0%

Total liabilities	1,014,848	923,918	9.8%
Shareholders’ equity	90,021	80,168	12.3%

Total Liabilities and Shareholders’ Equity	$1,104,869	$1,004,086	10.0%

Tangible book value per share(1)	$8.98	$8.28	8.5%

Shares outstanding	10,335,364	10,218,690

(I)	Excludes accumulated other comprehensive income/loss, which was included in shareholders’ equity.

Average Balances (dollars in thousands)	Quarter Ended March 31,
	2007	2006
Average gross loans (*)	$742,140	$667,985
Average earning assets	$1,029,865	$953,009
Average assets	$1,057,669	$982,016
Average equity	$89,164	$80,342
Average interest bearing deposits	$547,537	$403,763

(*)	Excludes loans held for sale and allowance for loan loss (ALL).

Credit Quality Data (dollars in thousands)	At March 31,
	2007	2006
Total non-performing assets	$4,405	$449
Net charge-offs year-to-date	$408	$12
Allowance for loan losses	$5,821	$5,339
Allowance for loan losses /gross loans (excl. loans held for sale)	0.79%	0.78%
Allowance for loan losses /total assets	0.53%	0.53%

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